CUSIP NO. 982526 10 5	13D
EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Wm. Wrigley Jr. Company and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.
     In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 24th day of October, 2007.

/s/ William Wrigley, Jr.
William Wrigley, Jr.

WRIGLEY PRIVATE TRUST COMPANY
By:	/s/ Lucy Surchik
	Name:	Lucy Surchik
	Title:	Vice President